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                                  Exhibit 99.1

FOR IMMEDIATE RELEASE               COMPANY CONTACT: Paul A. Miller
                                                       (978) 725-7555

              GERALD T. MULLIGAN ELECTED TO SUCCEED PAUL A. MILLER
        AS PRESIDENT AND CEO OF LSB CORPORATION AND LAWRENCE SAVINGS BANK

NORTH ANDOVER, MA, -- (MARKET WIRE) -- 11/01/05 - LSB Corporation, (NASDAQ:
LSBX), Gerald T. Mulligan has accepted appointment as President, Chief Executive Officer and a Director of LSB Corporation (the "Company") and its wholly-owned subsidiary, Lawrence Savings Bank, the Company announced. The appointment will be effective January 3, 2006. Mr. Mulligan succeeds Mr. Paul A. Miller, who is stepping down in anticipation of retirement.

"We are delighted that LSB Corporation will continue to have capable, experienced leadership in the person of Gerry Mulligan," said LSB's Chairman, Attorney Thomas J. Burke.

Mr. Mulligan has 25 years of successful experience in the banking industry including four years as Commissioner of Banks for the Commonwealth of Massachusetts. Mr. Mulligan's most recent banking experience was as President and Chief Executive Officer of Andover Bancorp and its banking subsidiaries, Andover Bank, Andover MA and Gloucester Bank and Trust, Gloucester, MA. As Andover Bank shared the same geographic banking market as Lawrence Savings Bank and as a resident of Andover, Mr. Mulligan has a broad experience and familiarity with the banking markets in which Lawrence Savings Bank operates.

Mr. Miller is stepping down after 16 years of service as President and Chief Executive Officer of Lawrence Savings Bank and its holding company, LSB Corporation. Commenting on Mr. Miller's tenure, Chairman Burke stated "this Company and its shareholders and customers owe a debt of gratitude to Paul Miller." He added, "when Paul Miller moved from Shawmut Bank to the presidency of Lawrence Savings Bank in 1989, the Bank had many problems." "Thanks in large part to Paul's leadership," Mr. Burke continued, "the Bank over the next 16 years grew from $368.2 million to $533.3 million in total assets as of September 30, 2005, and became a well-capitalized institution."

Lawrence Savings Bank, the Company's wholly-owned subsidiary, is a Massachusetts chartered savings bank organized in 1868 and headquartered at 30 Massachusetts Avenue, North Andover, Massachusetts. Go to www.LawrenceSavings.com for all your Internet Banking needs. Lawrence Savings Bank is an Equal Housing Lender and member FDIC and Deposit Insurance Fund.